Exhibit 24

POWER OF ATTORNEY

The undersigned does hereby constitute and appoint ALAN B. GRAF, JR. and RONALD J. THYEN, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in name, place and stead, to sign the Form 10-K Annual Report of Kimball International, Inc. (and each amendment thereto, if any) pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934, for the fiscal year ended June 30, 2003, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys-in-fact full power and authority to sign such document on behalf of the undersigned and to make such filing, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Date: August 19, 2003

/s/ James C. Thyen James C. Thyen	/s/ Douglas A. Habig Douglas A. Habig

/s/ John B. Habig John B. Habig	/s/ Brian K. Habig Brian K. Habig

/s/ Ronald J. Thyen Ronald J. Thyen	/s/ John T. Thyen John T. Thyen

/s/ Jack R. Wentworth Jack R. Wentworth	/s/ Christine M. Vujovich Christine M. Vujovich

/s/ Polly B. Kawalek Polly B. Kawalek	/s/ Alan B. Graf, Jr. Alan B. Graf, Jr.

/s/ Harry W. Bowman Harry W. Bowman	/s/ Geoffrey A. Stringer Geoffrey A. Stringer